    As filed with the Securities and Exchange Commission on November 27, 1996

                       Registration Statement No. ______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             --------------------

                      MULTI-MEDIA TUTORIAL SERVICES, INC.
            (Exact name of registrant as specified in its charter)

Delaware                       7812                          73-129314
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation)              Classification Code Number)   Identification No.)


Multi-Media Tutorial Services, Inc.        Morris Berger, CEO
205 Kings Highway                          Multi-Media Tutorial Services, Inc.
Brooklyn, New York 11223                   205 Kings Highway
(718) 234-0404                             Brooklyn, New York 11223
(Address, including zip code, and          (718) 234-0404
telephone number, including area           (Name, address, including zip code,
code, of registrant's principal            and telephone number, including
executive offices)                         area code, of agent for service)

                             --------------------

                                  Copies To:
                             Oscar D. Folger, Esq.
                               521 Fifth Avenue
                           New York, New York 10175

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                         Proposed                Proposed Maximum        Amount of
Title of Each Class of Securities       Amount Being     Maximum Offering        Aggregate Offering      Registration
Being Registered                        Registered       Price per Share (1)     Price                   Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock                             5,644,341           $0.84375               $4,762,413            $1,443.16
=====================================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $0.84375 per share based upon the average of the closing bid and asked prices of $0.75 and $0.9375 respectively, on November 25, 1996.

                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ----------------------

      PROSPECTUS

                      MULTI-MEDIA TUTORIAL SERVICES, INC.

                       5,644,341 Shares of Common Stock

                       --------------------------------

      This Prospectus relates to an aggregate of 5,644,341 shares of Common Stock of Multi-Media Tutorial Services, Inc. (the "Company"), par value $.01 per share (the "Common Stock"). This Prospectus does not relate to the sale or issuance by the Company of any securities. Any securities will be offered for the respective accounts of the Selling Security Holders, who either currently own Common Stock or who will acquire Common Stock upon exercise of warrants or options which are owned by them. See "Selling Security Holders." The Company will receive the exercise prices payable upon such exercises. However, the Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders. The Company has been advised by the Selling Security Holders that there are no underwriting arrangements with respect to the sale of the Common Stock, that the Common Stock will be sold from time to time in the over-the-counter market at then prevailing prices and in private transactions at negotiated prices, and that usual and customary brokerage fees, if any, will be paid by the Selling Security Holders in connection therewith.

      The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol MMTS. As reported by Nasdaq for November 25, 1996, the closing bid price for the Company's Common Stock was $0.75.

                              ---------------------

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

================================================================================
                Price to       Underwriting Discounts      Proceeds to Selling
                Public (1)     and Commissions             Security Holders(1)
                ----------     ---------------             -------------------
Per Share .....                     -0-
                ------------------------------------------------------
================================================================================

     (1)  Not determinable at present time.

                The date of this Prospectus is November __, 1996.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates.

      The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, Multi-Media Tutorial Services, Inc., 205 Kings Highway, Brooklyn, New York 11223.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

      Multi-Media Tutorial Services, Inc. (the "Company") produces and markets tutorial education programs, primarily in videotape, for use by adults and children in homes, workplaces, schools, libraries and other locales. Its principal products consist of a series of 100 videotapes and supplemental materials on mathematics.

      The Company was incorporated under the laws of the State of Oklahoma in January 1987 under the name Intechnica Learning Systems, Inc., and was reincorporated in Delaware in July 1989 when its name was changed to Intechnica International, Inc. The name of the Company was changed to Multi-Media Tutorial Services, Inc. in November 1994 shortly after its acquisition of Video Tutorial Services, Inc. ("VTS"), which is a New York corporation organized in 1985. The executive offices of the Company are located at 205 Kings Highway, Brooklyn, New York 11223. Its telephone number at that address is 718-234-0404.

                                 RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ANALYZING THIS OFFERING:

Need for Additional Financing

      The Company will require additional financing in order to expand its current operations and meet its debt repayment obligations. In addition, the Company may require additional capital in order to maintain its listing on the Nasdaq Small-Cap Market. There are no definitive plans or arrangements in effect currently to obtain such additional funds, which could consist of additional borrowing or the issuance of equity securities on a private placement basis. The timing and amount of any additional financing that is required to continue the development and marketing of the Company's products, to meet its debt repayment obligations, maintain its Nasdaq Small-Cap Market listing, and for other purposes will depend on the ability of the Company to improve its operating results and other factors. There can be no assurance that any additional financing will be available to the Company on terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

Maintenance Criteria for Nasdaq Securities; Penny Stock Rules

      The Company's Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the Small-Cap Market. To maintain its listing on the Nasdaq Small-Cap Market, the Company must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have total assets of at least $2,000,000, total stockholders' equity of at least $1,000,000, a public float of at least 100,000 shares with a market value of at least $200,000, at least 300 holders, a minimum bid price of $1.00 per share and at least two market makers. In addition, Nasdaq has proposed increasing the requirements for maintaining a Nasdaq Small-Cap listing to require either: (1) net tangible assets of at least $2,000,000, (2) a market capitalization of $35,000,000 or (3) net income in at least two of the last three years of $500,000 and a public float of at least 500,000 shares with a market value of at least $1,000,000. The Company has been notified by Nasdaq that the Company's Common Stock has been trading below $1.00 per share and that the Company must present a plan for curing this shortfall. There can be no assurance that the Company will be able to cure this shortfall or otherwise continue to meet the requirements for maintaining its listing on the Nasdaq Small-Cap Market, particularly if the maintenance requirements are increased. See "Material Changes." If the Company's securities fail to maintain Nasdaq Small-Cap Market listing, the market value of the Common Stock likely would decline and purchasers likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

      In addition, if the Company fails to maintain Nasdaq Small-Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their shares.

Seasonality and Availability of Media Time

      The Company's math and reading business is highly seasonal. Demand for its products tends to peak during the first and fourth fiscal quarters when school is in session. Demand is especially slow during the school vacation periods. This seasonality greatly affects the Company's advertising campaigns which must be timed to coincide with the annual periods when demand is traditionally high. The Company does not reserve advertising time in advance and purchases air time at the lowest possible rates. Consequently, its reservations are subject to last minute cancellation by the radio and television stations. In addition, as a result of the Company's dependence on the availability of media time, operating results can be negatively impacted by difficulty in purchasing media time such as occurs during elections and holidays. For example, the Company incurred difficulty in purchasing media time prior to the November 1996 elections and expects this difficulty to reduce anticipated results for the fiscal quarter ending November 30, 1996. Any significant decrease in sales during the season when business activity is high, could have a material adverse impact upon the Company's operations. Although the Company is trying to reduce its dependence on curriculum based products, it will in all likelihood continue to experience a certain amount of seasonality.

Breakdown of Telephone Systems

      The Company has periodically experienced complete or partial breakdowns of its telephone system which may last from a few hours to several days. In addition, telephone companies are from time to time are unable to provide the Company with accurate computerized telephone logs which advise the Company of the relation between an 800 number and a particular radio or television station which has been keyed to such 800 number. Such logs are essential to the Company's evaluation of the effectiveness of its advertising campaigns. Although the Company has taken steps to prevent the occurrence of such breakdowns and to mitigate their effect, including upgrading its existing system and rerouting calls to an answering service in the event of a breakdown, there can be no assurance that such breakdowns will not occur in the future. Frequent or prolonged system breakdowns would have a material adverse effect on the Company's operating results and financial condition.

Dependence on Telemarketers

      There is a high turnover rate among telemarketers as a result of the frustrations associated with the telemarketing process, the high pressure atmosphere, and the reliance on commissions as a major component of salaries. The training of telemarketers is a lengthy process that involves learning a complex product line and special sales techniques. There can be no assurance that the Company will be able to continue to recruit and retain a qualified team of telemarketers.

Payment Terms

      Credit cards are the preferred method of payment for the Company. However, credit card fraud perpetrated by disreputable telemarketing operations has increased the reluctance of consumers to make use of their credit cards by telephone. This may adversely affect the Company's ability to secure credit card orders.

The Company also accepts checks by phone and through the mail, sends products cash on delivery (C.O.D.) and offers installment credit plans to credit-worthy customers.

Dependence on Management

      The Company's business is significantly dependent upon the personal efforts and continued availability of Morris Berger, its Chief Executive Officer. The loss or unavailability to the Company of Mr. Berger could have a materially adverse effect upon the Company's business operations and prospects. To the extent that the services of Mr. Berger are unavailable to the Company for any reason, the Company would be required to procure other personnel to manage and operate the Company. There can be no assurance that the Company would be able to locate or employ such personnel on acceptable terms, if at all.

High Level of Returned Merchandise

      The Company experiences a high level of returns, which generally range from 25% to 35% for its various products. The Company believes that an important reason for the high level of returns is that a substantial number of purchasers return their videotapes after being unable to motivate their children to view the tapes or having illegally copied them. There are currently no cost-effective ways to prevent the illegal copying of the Company's videotapes as newer technologies constantly develop to override such techniques. In addition, the Company does not currently have the funds to prosecute infringers. There can be no assurance that the Company will be able to successfully prosecute infringements even if the Company is adequately funded.


Competition

      The Company's educational videotape offerings compete with a variety of programs, including Hooked on Phonics, the Video Professor and MegaMath. In the school market, the Company competes with Video Aided Instruction, Video Tutor and Educational Video Resources. Other companies sell integrated learning systems in which a wide variety of curricula, including areas covered by the Company's products, are taught through networked computer stations. Almost all of these competitors have greater financial resources, greater public and industry recognition and broader marketing capabilities than the Company. The market is characterized by numerous small companies, with whose products the Company may be unfamiliar, and which may be competitive with the Company's products. The Company's products also compete with other methods of education such as private tutors and televised programs.

      The Company's generic telemarketing services compete with a variety of companies, including Apac Teleservices, Sykes Enterprises, ICT Group, Precision Response, Teletech Teleservices, West Telemarketing, Iti Marketing, Matrixx and Dial America. Because of the size of this market, the Company believes that no one entity dominates this business. Nevertheless, a number of the Company's competitors in this area have greater financial resources, greater public and industry recognition and broader marketing capabilities than the Company.

Government Regulation

      In response to the concerns of consumer advocacy groups and as a result of the practices of a number of unscrupulous telemarketing companies, the Federal Trade Commission and the Federal Communications Commission have promulgated rules regulating the telemarketing industry. The rules applicable to the Company include, among other things, an obligation to advise customers of their rights, an obligation to ship merchandise in a timely fashion and an obligation to notify a customer of delays in shipments and to offer a refund in the event of a delay. In addition, many states are enacting their own laws regulating the telemarketing industry which are, to the extent applicable to the Company, similar to the Federal rules in most respects. Furthermore, there exist both state and federal laws governing false advertising and deceptive trade practices. Due to the subjective nature of interpreting and enforcing such laws, there can be no assurance that the Company will be in compliance with such laws at all times. Although such regulations are expected to have a minimal impact on the

Company's ability to operate its business in its present form, such regulations generally tend to add significant recordkeeping requirements and, consequently, expenses.

No Dividends

      The Company has never paid any dividends on its Common Stock. The payment of future dividends will be dependent upon earnings, financial requirements of the Company and other factors deemed relevant by the Company's Board of Directors. For the foreseeable future it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock.

                               USE OF PROCEEDS

      Should all the options and warrants held by Selling Security Holders for which the underlying Common Stock is being registered be exercised, the net proceeds to the Company would be approximately $8,367,000 after deducting expenses of the offering estimated at $15,000. All such proceeds will be added to the Company's working capital. The Company has not made any specific allocations as to the use of any such proceeds. Prior to expenditure, the proceeds will be invested in short-term interest bearing securities or money market funds. Any income from such investments will also be added to working capital. There can be no assurances that the Company will receive any proceeds from the exercise of the options and warrants and not all options and warrants may be exercised which could result in the proceeds of this offering to the Company being minimal.

      The Company will not be entitled to the proceeds of any shares of Common Stock which are sold by the Selling Security Holders.

      To meet its long-term objectives, the Company will be required to generate significant revenues from operations or to obtain additional financing.

                           SELLING SECURITY HOLDERS

      The securities being offered hereby are for the accounts of the following persons. Except as otherwise indicated, none of the Selling Security Holders is an officer or director of the Company or would own in excess of 1% of the Company's outstanding Common Stock after the completion of this offering.

                             Securities Owned   Securities    Securities to be
Name                         Before Offering    to be Sold  Owned after Offering
----                         ---------------    ----------  --------------------

Irving Bader (1)                 160,504          50,000           110,504

Morris Berger (2)                617,500          55,000           562,500

Sali Berger                       70,000          70,000                 0

Shaya Boymelgreen                 62,500          62,500                 0

Paulette Brodchandel             200,000         200,000                 0


Sigismundo Brodchandel           112,591         112,591                 0

Frank Brosens                    750,000         750,000                 0

Congregation Ohel Yonah          100,000         100,000                 0

Elisabeth M. Custer, TTEE for    300,000         300,000                 0
William M. Custer Trust

Oscar Folger (3)                 523,084          25,000           498,084

Generation Capital Associates    300,000         300,000                 0

Daniel German                    300,000         300,000                 0

Greendel Equities                187,500         187,500                 0

Rose Grossman                    100,000         100,000                 0

Werner Haase (4)                 626,720          50,000           576,720

Jerome and Maxine Kossoff        100,000         100,000                 0

Sara Leifer                      100,000         100,000                 0

James Lucas (5)                  291,260          25,000           266,260

Jiwat and Pushpa Mahtani         150,000         150,000                 0

Gideon Meth (6)                  288,648         125,000           163,648

Michael Nafash                   100,000         100,000                 0

Raymond Nafash                   100,000         100,000                 0

Paramount Acquisition Inc.        62,500          62,500                 0

Private Investors Equity Group    93,750          93,750                 0

Anne Reichman (7)                344,250          88,000           256,250

Barry Reichman (7)               306,250          50,000           256,250

Morris Rubin                     110,000         100,000            10,000

Philip Shapiro                   100,000         100,000                 0

Seafish Partners                 200,000         200,000                 0


Gary Simon (8)                   160,000         100,000            60,000

Star Properties Limited          450,000         450,000                 0

Target Capital Corp.              50,000          50,000                 0

John M. Thompson                  31,250          31,250                 0

William M. Thompson               31,250          31,250                 0

Track Data Corp.                  62,500          62,500                 0

The Trading Post Co.             100,000         100,000                 0

Venetech Investments, Ltd.       162,500         162,500                 0

William Walters Individual       100,000         100,000                 0
Retirement A/C Cowen &
Company, custodian

Water-Jel Technologies, Inc.     200,000         200,000                 0

Michael Weiss                    100,000         100,000                 0

Yeshiva Beth Hillel              100,000         100,000                 0

Elaine Zinberg                   100,000         100,000                 0

----------
(1) Mr. Bader is a member of the Company's Board of Directors. Assuming the sale of only his securities, after completion of this offering, Mr. Bader would own approximately 1.8% of the Company's outstanding Common Stock.

(2) Mr. Berger is the Company's Chief Executive Officer and a member of the Board of Directors. Assuming the sale of only his securities, after completion of this offering, Mr. Berger would own approximately 9% of the Company's outstanding Common Stock.

(3) Includes 498,084 shares owned by Mr. Folger's wife. Assuming the sale of only Mr. Folger's securities, after completion of this offering, Mrs. Folger would own approximately 8.1% of the Company's outstanding Common Stock.

(4) Mr. Haase is a member of the Company's Board of Directors. Assuming the sale of only his securities, after completion of this offering, Mr. Haase would own approximately 9.3% of the Company's outstanding Common Stock.

(5)   Assuming the sale of only his securities, after completion of this offering, Mr. Lucas would own approximately 4.3% of the Company's outstanding Common Stock.

(6) Assuming the sale of only his securities, after completion of this offering, Mr. Meth would own approximately 2.6% of the Company's outstanding Common Stock.

(7) Barry and Anne Reichman are husband and wife. Includes for both 256,250 shares owned of record by Mr. Reichman. Ms. Anne Reichman is the Company's Secretary and a member of the Board of Directors. Mr. Barry Reichman is the Company's President and a member of the Board of Directors. Assuming the sale of only their securities, after completion of this offering, Mr. and Ms. Reichman would own approximately 4.1% of the Company's outstanding Common Stock.

(8)   Mr. Simon is the Company's Chief Financial Officer.

                             PLAN OF DISTRIBUTION

      The securities are being offered for the respective accounts of the Selling Security Holders. The Company will not receive any proceeds from the sale of any securities by the Selling Security Holders, although it will receive proceeds from the exercise of warrants and options by the Selling Security Holders.

      The sale of securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

      The Selling Security Holders and any broker-dealers who act in connection with the sale of the securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                    EXPERTS

      The financial statements and schedules as of February 29, 1996 and February 28, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report by Holtz Rubenstein & Co., LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS


      Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., New York, New York. An option to purchase 25,000 shares has been granted to Mr. Folger. The shares underlying this option are being registered for sale herein. Also, Mr. Folger's wife owns 190,363 shares of the Common Stock of the Company and warrants to purchase an additional 307,721 shares of Common Stock. James Lucas, who is of counsel to Mr. Folger, owns 20,214 shares of the Common Stock of the Company and warrants to purchase an additional 246,046 shares of Common Stock. Also, an option to purchase

25,000 shares has been granted to Mr. Lucas. The shares underlying this option are being registered for sale herein.

                                MATERIAL CHANGES

      The following material events have occurred in the Company's affairs since the filing of its most recent quarterly report on Form 10-QSB on October 15, 1996:

      In November 1996, the Company completed a private placement of 15 shares of Series A Convertible Preferred Stock ("Series A Preferred"). Net proceeds of the private placement were $675,000. Each share of Series A Preferred is convertible after the earlier of: (a) the day following the day that this registration statement is declared effective or (b) April 30, 1997, into a number of shares (the "Conversion Shares") of the Company's Common Stock equal to $50,000 divided by the Conversion Price. The Conversion Price means a price per share equal to the lesser of (1) $1.00 or (2) the greater of (a) 70% of the average of the closing bid prices of a share of Common Stock of the Company during the ten trading days immediately prior to such conversion or (b) the closing bid price of a share of Common Stock of the Company on the trading day immediately prior to such conversion. The Conversion Price shall not be less than $.50 per share. Also, commencing November 3, 1997, each share of Series A Preferred is entitled to receive an annual dividend equal the number of shares of Common Stock of the Company which is equal to $5,000 divided by the closing bid price of the Common Stock of the Company on the first business day of November. The Series A Preferred shall have a liquidation preference of $50,000 per share. The Company may redeem all of the Series A Preferred for $50,000 per share at any time on or after the earlier of: (a) November 1, 1999 or (b) when the closing bid price of a share of Common Stock of the Company has equaled or exceeded $3.00 on each of twenty (20) consecutive trading days. In addition to the Series A Preferred, the private placement investors will receive warrants to purchase an aggregate of 843,750 shares of Common Stock at $1.50 per share. The shares of Common stock issuable upon conversion of the Series A Preferred and exercise of these warrants are included in this registration statement.

      On November 19, 1996, the Company received a letter from Nasdaq indicating that the Company's Common Stock has been trading below $1.00 per share and that the Company must present a plan for curing this shortfall within 90 days. The Company is considering several possible solutions to comply with the Nasdaq request. These include encouraging the exercise of warrants by reducing their exercise price, effecting a reverse stock split, raising additional capital through private placements, and engaging in financial public relations efforts. In addition, Nasdaq has proposed increased standards for maintaining the listing of the Company's securities on the Nasdaq Small-Cap Market. See "Risk Factors - Need for Additional Financing" and "Risk Factors - Maintenance Criteria for Nasdaq Securities; Penny Stock Rules."

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 0-25758.

          (1) Annual Report on Form 10-KSB for the fiscal year ended February 29, 1996.

          (2) Quarterly Report on Form 10-QSB for the six months ended August 31, 1996.

          (3) The section entitled "Description of Securities" in the Company's Registration Statement on Form S-1 (Registration No. 33-88494) declared effective on April 13, 1995.

     In addition, any amendments to such document and all other reports, proxy statements and other documents of the Company hereafter filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing of each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 INDEMNIFICATION

      The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. Delaware law allows the elimination or limitation of personal liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law relative to unlawful payment of dividends stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             ADDITIONAL INFORMATION

      This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act of 1933, as amended, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                       MULTI-MEDIA TUTORIAL SERVICES, INC.


                        5,644,341 Shares of Common Stock

                             ----------------------

                                   PROSPECTUS

                             ----------------------


                                November __, 1996


      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee ...  $ 1,443.16
Blue Sky fees and expenses................    1,500.00
Legal fees and expenses...................    7,000.00
Accountant's fees and expenses............    2,000.00
Miscellaneous.............................    3,056.84
                                             ---------

            Total.........................  $15,000

Item 15.  Indemnification of Directors and Officers.

      The Company has entered into agreements with each director in which the Company agrees to indemnify each director and officer to the maximum extent permitted by law.

      The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

      A director, or former director, shall not be liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under ss.174 of the General Corporation Law of the State of Delaware, pertaining to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption; or
      (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

      "Section 145. Indemnification of officers, directors, employees and agents; insurance.

      (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and

references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

Exhibit No.       Description
-----------       -----------

(5)               Opinion of Oscar D. Folger

(23)(a)           Consent of Oscar D. Folger (Included in Exhibit (5))

(23)(b)           Consent of Holtz Rubenstein & Co., LLP

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York on the 26th day of November 1996.

                           Multi-Media Tutorial Services, Inc.

                           By: /s/ Morris Berger
                              ---------------------------------
                           Morris Berger, CEO and Director

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Morris Berger as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                                    --------

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                         Title                          Date

  /s/ Irving Bader
-------------------------
Irving Bader                       Director                          /96


   /s/ Morris Berger
-------------------------
 Morris Berger                     Director                          /96


  /s/ Werner Haase
-------------------------
Werner Haase                       Director                          /96


  /s/ Anne Reichman                Director                          /96
-------------------------
 Anne Reichman


  /s/ Barry Reichman
-------------------------
Barry Reichman                     Director                          /96


  /s/ Gary Simon
-------------------------
Gary Simon                         Chief Financial Officer           /96
                                   (Principal Financial and
                                   Accounting Officer)